Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 5, 2012 with respect to the statements of revenues and direct operating expenses of the Horseshoe Bend Acquisition Properties for the years ended December 31, 2010 and 2009 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, CO

January 5, 2012